As filed with the Securities and Exchange Commission on August 11, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Fuel Gas Company

(Exact name of registrant as specified in its charter)

New Jersey	13-1086010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6363 Main Street

Williamsville, New York 14221

(716) 857-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RONALD J. TANSKI President and Chief Executive Officer 6363 Main Street Williamsville, New York 14221 (716) 857-7000	CHRISTOPHER M. KELLY, ESQ. JONES DAY North Point 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common stock, one dollar ($1.00) par value, common stock purchase rights	750,000	$58.45	$43,837,500	$3,402.31

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends or similar transactions.
(2)	Since no separate consideration will be paid for the common stock purchase rights, the registration fee for such securities is included in the fee for the common stock. The value attributable to the common stock purchase rights, if any, is reflected in the market price of the common stock.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange composite tape on August 4, 2017.
(4)	Prior to the filing of this registration statement, 190,241 shares of common stock, $1.00 par value, of the registrant remained registered and unsold under the registrant’s Registration Statement No. 333-198156, filed on August 14, 2014. Pursuant to Rule 457(p), the registration fee of $1,678.46 associated with the unsold securities from Registration Statement No. 333-198156 is being used to offset the registration fee associated with the securities to be registered pursuant to this registration statement.

PROSPECTUS

750,000 Shares

National Fuel Gas Company

Common Stock

Direct Stock Purchase and

Dividend Reinvestment Plan

CUSIP 636180101

This prospectus relates to 750,000 shares of common stock, $1.00 par value, of National Fuel Gas Company. All of the shares being offered hereby will be sold pursuant to the National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the Plan). You should read this prospectus carefully before you invest.

The price of the common stock will be based upon market prices prevailing at the time of sale. The Company’s common stock is listed on the New York Stock Exchange under the symbol “NFG.”

If you are currently participating in the Plan, you will remain enrolled in the Plan, and you do not have to take any action unless you wish to make a change to your Plan account or terminate your participation.

To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to certain persons are offered only through a registered broker in such jurisdictions.

The Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221, and its telephone number is (716) 857-7000.

Investing in the Company involves a number of risks. You should carefully consider the Risk Factors referenced at page 1 of this prospectus before investing in the Company.

Please retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2017.

No person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the Company’s affairs since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Risk Factors

Investing in the Company involves risks. You should review all the information contained in or incorporated by reference in this prospectus before investing in the Company. See “Miscellaneous – Information National Fuel Incorporates by Reference.” In particular, you should carefully consider the risk factors section of National Fuel’s Annual Report on Form 10-K for the year ended September 30, 2016, as updated by National Fuel’s subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K incorporated by reference in this prospectus.

National Fuel cannot assure you of a profit or protect you against a loss on the shares of its common stock that you purchase or sell under the Plan. In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of National Fuel common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of National Fuel shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to terminate your participation in the Plan, the Plan Administrator will continue to hold your shares in the book-entry Direct Registration System (outside of the Plan) unless you request to have your shares sold or transferred to another account. If you request such a sale or transfer, the market price of National Fuel shares may decline between the time you request the sale or transfer and the date the sale or transfer is effective.

National Fuel shares are not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Wells Fargo Shareowners Services or National Fuel, and are subject to investment risks, including possible loss of principal amount invested. National Fuel shares held in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.

Forward-Looking Statements

Some of the statements contained or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “will,” “may,” and similar expressions, are forward-looking statements and accordingly involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Such risks, uncertainties and other factors include, among others, those listed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Safe Harbor for Forward-Looking Statements” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q incorporated herein by reference, as well as those discussed in “Risk Factors” in such reports incorporated herein by reference.

The Company

National Fuel Gas Company is a diversified energy company consisting of five reportable business segments: a utility segment, a pipeline and storage segment, an exploration and production segment, an energy marketing segment and a gathering segment. National Fuel Gas Company was incorporated in New Jersey in 1902. References in this prospectus to “National Fuel” or the “Company” mean National Fuel Gas Company, National Fuel Gas Company and its subsidiaries, or National Fuel Gas Company’s subsidiaries, as appropriate in the context of the disclosure. Whenever this prospectus refers to “shares” or “stock,” it means National Fuel Gas Company’s common stock. National Fuel Gas Company’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221, and its telephone number is (716) 857-7000.

Use of Proceeds

National Fuel will receive proceeds from the purchase of its common stock under the Plan only to the extent that those purchases are made directly from National Fuel, and not from open market purchases. Any proceeds that National Fuel receives from purchases of shares will be used for general corporate purposes. National Fuel cannot estimate the amount of any such proceeds at this time.

Purpose of the Plan

The National Fuel Gas Company Direct Stock Purchase and Dividend Reinvestment Plan (the Plan) promotes long-term ownership in National Fuel by offering:

•	A simple, cost-effective method for purchasing shares of National Fuel common stock.

•	A way to increase your holdings in National Fuel by reinvesting your cash dividends.

•	The opportunity to purchase additional shares by making optional cash investments.

You do not have to be a current shareholder of National Fuel to participate in the Plan. You can purchase your first shares of National Fuel stock through the Plan by making an initial investment of $1,000 or more. An enrollment fee of $15 will be deducted from your initial investment and paid to the Plan Administrator to defray the expense of setting up your account.

Summary of the Plan

Enrollment: New shareholders can join the Plan by submitting a completed Account Authorization Form and making an initial investment of at least $1,000. An enrollment fee of $15 will be deducted from your initial investment and paid to the Plan Administrator to defray the expense of setting up your account. Existing National Fuel shareholders who are not currently enrolled in the Plan can participate by submitting a completed Account Authorization Form. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name. The $15 enrollment fee does not apply to existing shareholders joining the Plan.

Reinvestment of Dividends: You can reinvest all or a portion of your cash dividends toward the purchase of additional shares of National Fuel stock without paying brokerage commission charges or other trading fees (collectively referred to as trading fees). In the alternative, you can have your cash dividends paid to you by check mailed to your address, or by automatic deposit to your bank account.

Optional Cash Investments: After you are enrolled in the Plan, you can buy additional shares of National Fuel stock without paying trading fees. You can invest a minimum of $100 at any one time, up to $120,000 in the aggregate per calendar year. You can pay by check or have your payment automatically withdrawn from your bank account. You are under no obligation to make optional cash investments. Funds awaiting purchase do not earn interest.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Full Investment: Full investment of your dividends is possible because the Company will credit your account with both whole and fractional shares. National Fuel pays dividends on both whole shares and fractional shares.

Safekeeping of Certificates: You can deposit your National Fuel stock certificates with the Plan Administrator for safekeeping at no cost to you.

Transfer of Shares: You can transfer your National Fuel shares to others.

Sell Shares Conveniently: You can sell National Fuel stock out of your Plan account.

Trading Fees:

Purchases: You will not pay trading fees on your initial investment, reinvestment of dividends or optional cash investments. If shares are purchased in the open market to effect these investments, National Fuel will pay the trading fees, which must and will be reported to you and the U.S. Internal Revenue Service (the “IRS”) as your taxable income. If shares are purchased directly from National Fuel to effect these investments, there will be no trading fees. National Fuel determines whether shares needed to meet the requirements of the Plan will be purchased in the open market or issued directly by National Fuel from authorized but unissued shares or treasury shares. National Fuel may change the source of shares from time to time in its sole discretion. See “Purchase of Shares for the Plan.”

Sales: You will pay trading fees on sales of shares from your Plan account. You will also pay a sales transaction fee on each sale transaction. See “Plan Service Fees.”

Tracking Your Investment: You will receive a statement or a notification after each transaction you make. Statements provide the details of the transaction and show the share balance in your Plan account.

Administrator of the Plan

National Fuel has designated Wells Fargo Bank, National Association as administrator of the Plan (the Plan Administrator) and as agent for the participants. Wells Fargo Bank, National Association is also the transfer agent for National Fuel’s common stock. Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, conducts the bank’s plan administration and transfer agency businesses.

The Plan Administrator will keep and maintain Plan records, serve as custodian for shares held in the Plan, send statements and perform other duties required by the Plan. The Plan Administrator may be contacted as follows:

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-648-8166 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

* If sending in a certificate for deposit, see Safekeeping of Your Stock Certificates in Book-Entry Form.

Internet Privileges: We encourage you to access your account information online to perform transactions. Accounts that are registered in the name of an Investment Club, Corporation, or Partnership will not be allowed online access. Please note: additional access restrictions may apply.

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select National Fuel Gas Company
4.	Under New Investors, select Invest Now
5.	Follow instructions on the Buy Shares page

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have activated your account online, you can also:

•	Authorize, change or stop optional cash investments by automatic withdrawal from your bank account;

•	Consent to electronic delivery of statements including tax forms;

•	Sell some or all of your Plan shares; and

•	Elect to view statements, tax forms, and company communications. You will receive an email notification when new documents are available for viewing.

Telephone Privileges: If you have established automated privileges on your account, you can:

•	Change the amount of or stop automatic monthly bank withdrawals;

•	Change your dividend reinvestment option (for example, from full to partial reinvestment); and

•	Sell some or all of your Plan shares.

To establish automated privileges, please call Wells Fargo Shareowner Services.

Enrollment

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. National Fuel reserves the right to terminate participation of any shareholder and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations.

If you do not currently own any National Fuel stock, you can join the Plan by making an initial investment of at least $1,000, but not more than $120,000, which is the maximum investment per year. You can get started in the Plan by enrolling online at shareowneronline.com or returning a completed Account Authorization Form to the Plan Administrator along with your check payable to Wells Fargo Shareowner Services. A $15 enrollment fee will be deducted from your initial investment. The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you. See “Purchase of Shares for the Plan.”

If you already own National Fuel stock and the shares are registered in your name, you may join the Plan by enrolling online at shareowneronline.com, by telephone or by returning a completed Account Authorization Form to the Plan Administrator. If you currently participate in the Plan, you need not take any other action unless you want to make a change to your Plan account or terminate your participation.

If your shares are held in a brokerage, bank or other intermediary account, and you wish to deposit some or all of those shares in the Plan, you should direct your broker, bank, or trustee to register such shares directly in your name. You can then get started in the Plan by enrolling online at shareowneronline.com or returning a completed Account Authorization Form to the Plan Administrator.

Investment Options

The payment of dividends is at the discretion of the National Fuel Gas Company Board of Directors and will depend upon future earnings, the financial condition of National Fuel Gas Company and other factors. The Board may change the amount and timing of dividends at any time without notice.

Once enrolled in the Plan, you have the following choices:

Dividend Reinvestment: You can choose to reinvest all or a portion of the regular cash dividends paid on your shares held in the Plan toward the purchase of additional shares of National Fuel stock. The Plan Administrator will invest National Fuel dividend funds as soon as administratively possible and no later than 30 trading days following the dividend payable date. You may change your reinvestment option at any time by going online at shareowneronline.com or by calling or sending written notice to Wells Fargo Shareowner Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

If you elect to reinvest your dividends, you must choose one of the following when completing the dividend reinvestment section of the Account Authorization Form:

Full Dividend Reinvestment: All cash dividends payable on shares held in the Plan, shares held in physical certificate form and shares held through the book-entry Direct Registration System (“DRS”) will be used to purchase additional shares. The participant will not receive cash from National Fuel; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

Partial Dividend Reinvestment: A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or through book-entry DRS. A participant may elect percentages from 10% to 90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 in book-entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested (with the resulting newly-acquired shares or fractional share added to the Plan account) and 75 shares having dividends paid in cash.

Cash Payments Only (No Dividend Reinvestment): All cash dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form and any shares held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

Direct Deposit of Dividends: For electronic direct deposit of any dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. The participant should include a voided check or deposit slip from the bank account for which direct deposit is to be set up. If the shares are jointly owned, all owners must sign the form.

Optional Cash Investments: You can purchase additional shares of National Fuel stock by using the Plan’s optional cash investment feature. You must invest at least $100 at any one time, but you cannot invest more than $120,000 per calendar year. Funds that you forward to the Plan Administrator might not be invested immediately (see “Purchase of Shares for the Plan” and “Purchase Intervals”). Interest will not be paid on amounts held pending investment.

Check: To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “Shareowner Services” in U.S. dollars.

One-time Automatic Withdrawal: You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com.

Recurring Automatic Withdrawals: You can make regular investments with automatic monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic monthly investments by signing on to shareowneronline.com. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 10th and/or 25th day of the month, as you select. If the date you select falls on a bank holiday or weekend, funds will be deducted on the preceding business day. To be effective with respect to a particular investment date, your request to enroll in, change or discontinue the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date. Requests to enroll in, change or discontinue automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to your statement.

In the event that your optional cash investment check is returned unpaid for any reason, or your designated bank account for automatic withdrawal does not have sufficient funds for your authorized monthly deduction, the Plan Administrator will immediately remove from your account shares which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance. In addition, you will be charged a fee of $35 for any returned check or failed automatic withdrawal. The Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full this fee.

Purchase of Shares for the Plan

Purchase Intervals: The Plan Administrator will make arrangements to use initial and optional cash investments to purchase National Fuel shares as soon as administratively possible, generally within five (5) trading days from receipt of your investment amount. The Plan Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days.

Source and Pricing of Shares:

Source of Shares: Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by National Fuel from authorized but unissued shares or treasury shares, as determined by National Fuel. National Fuel may change the source of shares from time to time in its sole discretion.

Shares Purchased in the Open Market: If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. All fractional shares are calculated to three decimals and are credited to your account. Open market purchases will usually be made through a broker affiliated with Wells Fargo Shareowner Services. National Fuel will pay applicable trading fees on open market purchases. These trading fees must and will be reported to you and the IRS as your taxable income. See “U.S. Federal Income Tax Information.”

Shares Purchased from National Fuel: If the shares are purchased directly from National Fuel, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted on the New York Stock Exchange (NYSE) Composite Transactions listing for the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three-day period beginning on the last business day before the dividend payment date and ending on the first business day after the dividend payment date. If there is no trading of National Fuel stock on the NYSE for a substantial period of time during the pricing period, then the price per share will be determined by National Fuel on the basis of such market quotations as it considers appropriate. There are no trading fees on shares purchased directly from National Fuel.

Use of Proceeds: Proceeds from the sale of shares purchased from National Fuel, if any, will be used by National Fuel for general corporate purposes.

Timing and Control: Because the Plan Administrator will arrange for the purchase of shares on behalf of the Plan, neither National Fuel nor any participant in the Plan has the authority or power to control either the timing or (except as stated above with respect to a substantial period of time in which there is no trading of National Fuel stock on the NYSE) pricing of shares purchased. Similarly, neither National Fuel nor any participant in the Plan may control the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuation in the price of National Fuel stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of National Fuel stock could go up or down before the Plan Administrator purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

Sale of Shares for the Plan

You can sell any number of shares held in your Plan account by notifying the Plan Administrator as described below. Sales will usually be made through a broker affiliated with Wells Fargo Shareowner Services. You will receive the proceeds of the sale less a sales transaction fee, trading fees, and any required tax withholdings. See “Plan Service Fees.” If the proceeds of the sale do not exceed the sum of the sales transaction fee, trading fees and any required tax withholdings, you will not receive any part of the proceeds.

Methods of Sale: You can notify the Plan Administrator to sell any number of shares held in your Plan account by one of the following methods:

Sale Orders via Internet: You may instruct the Plan Administrator to sell by placing a sale order via the Internet. To place a sale order, you will need to log into your account at the Plan Administrator’s website at shareowneronline.com. See “Internet Privileges” for information on how to access your account online.

Sale Orders via Interactive Voice Response System: You may instruct the Plan Administrator to sell by placing a sale order via the Interactive Voice Response system. To place a sale order, call (800) 648-8166, the Plan Administrator’s toll-free number, with your instructions. Simply select the menu option for sales and follow the instructions provided. For security purposes, you will be asked to enter your Authentication ID.

Sale Orders via Mail: You may instruct the Plan Administrator to sell by completing and signing the Transaction Request Form on your account statement and mailing the instructions to the Plan Administrator. If there is more than one name or owner on the Plan account, all participants must sign the Transaction Request Form.

Types of Sale Orders: You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order, or Stop Order.

Batch Order (online, telephone, or mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations) after receipt of the request. Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of the trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches the specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN, Form W-8BEN-E, or other version of Form W-8, as applicable, for non-U.S. citizens will be subject to Federal Backup Withholding. This tax generally can be avoided by furnishing the appropriate and valid form establishing exemption from this tax prior to the sale. Forms are available online at shareowneronline.com. See “U.S. Federal Income Tax Information.”

Please note that the Company reserves the right to instruct the Plan Administrator, in the event your total holdings fall below one share, to liquidate the fractional share, remit the proceeds to you, less applicable fees, and close your Plan account. In addition, in the event you have selected partial or full reinvestment of dividends but close your Plan account during the period between a dividend record date and dividend payment date, the Company reserves the right to pay to you in cash the dividends that otherwise would have been reinvested, either by check mailed to your address or by direct deposit into your bank account.

Timing and Control: Because the Plan Administrator will sell the shares on behalf of the Plan, neither National Fuel nor any participant in the Plan has the authority or power to control either the timing or (except as stated above with respect to a substantial period of time in which there is no trading of National Fuel stock on the NYSE) pricing of shares sold. Similarly, neither National Fuel nor any participant in the Plan may control the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuation in the price of National Fuel stock. That is, if you send in a request to sell shares, it is possible that the market price of National Fuel stock could go down or up before the Plan Administrator sells your shares. In addition, you will not earn interest on funds received in a sales transaction during the period between the sale and the date the funds are remitted to you. Requests received by mail will be processed as a Batch Order.

If you wish to sell any shares currently held in certificate form, you may send them in for deposit to your Plan account and then proceed with the sale.

The Company’s insider trading policy prohibits trading in National Fuel’s common stock while in possession of material nonpublic information about the Company. Transactions by employees, officers and directors of the Company, and any other persons whom the Company may determine from time to time should be subject to the policy, must be made in compliance with the policy.

Automatic Deposit of Sale Proceeds: When submitting a request to sell all or part of your shares, you may request that the net proceeds of the sale be automatically deposited to a bank checking or savings account. To take advantage of this service, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your signature on your written request must be guaranteed by a financial institution participating in the Securities Transfer Agents Medallion Program (STAMP), or in such other signature guarantee program as the Plan Administrator may determine in addition to, or in substitution for, STAMP. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

Termination of Plan Account: You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination online, by telephone or through the mail. For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash.

Retain shares: If you elect to keep your shares, the whole shares held in your Plan balance will be moved to the book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares: If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have your net sales proceeds directly deposited into your bank account.

If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions.

Safekeeping of Your Stock Certificates in Book-Entry Form

Shares of National Fuel Gas Company stock that you buy under the Plan will be maintained in your Plan account. In addition, any National Fuel shareholder may use the Plan’s “safekeeping” service to deposit their National Fuel Gas Company stock certificates into the Plan at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of receiving cash dividends, reinvesting your dividends or taking advantage of the sale of shares feature of the Plan. Certificates will be issued only upon written request to the Plan Administrator. See “Issuance of Certificates.”

Direct Registration System (DRS): National Fuel Gas Company is a participant in the Direct Registration System. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of National Fuel Gas Company without the need for physical certificates. On the Plan Administrator’s systems, shares registered in your name may be held in any of three positions: (i) physical certificate form, (ii) book-entry DRS form (outside of the Plan), and (iii) within your Plan account. Shares held in book-entry DRS form and shares held within your Plan account have all the traditional rights and privileges as shares held in certificate form.

To use the safekeeping service, send your certificates to Wells Fargo Shareowner Services by registered or express mail, with written instructions to deposit them in safekeeping. We recommend that, when sending certificates, you take advantage of the Plan Administrator’s optional mail loss insurance, as described below, or otherwise insure them. Do not endorse the certificates or complete the assignment section.

Optional Mail Loss Insurance: Please be advised that choosing registered or express mail alone will not protect you should your certificates become lost or stolen. As Plan Administrator, Wells Fargo Shareowner Services can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of a replacement surety bond only. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions. To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, United States Postal Service Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the insurance is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Transfer of Shares

You can transfer National Fuel shares from your account to an existing shareholder in the Plan or to a new participant in the Plan, subject to the recipient’s $120,000 per calendar year aggregate investment limitation. In the case of an existing shareholder in the Plan, the Plan Administrator must receive a written acknowledgement signed by the existing shareholder, and in the case of a new participant in the Plan, the Plan Administrator must receive an Account Authorization Form signed by the new participant. Your signature authorizing the transfer must be guaranteed by a financial institution participating in the Securities Transfer Agents Medallion Program (STAMP), or in such other signature guarantee program as the Plan Administrator may determine in addition to, or in substitution for, STAMP. STAMP and other signature guarantee programs ensure that the individual signing the transfer authorization is in fact the registered owner as it appears on the records of the Plan Administrator.

In addition to making transfers, you may:

•	Make an initial $1,000 cash investment to establish an account for another person (provided that the Plan Administrator receives an Account Authorization Form signed by such person); or

•

Submit an optional cash investment on behalf of an existing participant in the Plan in an amount not less than $100 (provided that the Plan Administrator receives a written acknowledgement signed by the existing participant, and provided further that the aggregate investments in the existing participant’s Plan account do not exceed $120,000 per year).

If you need additional assistance, please call the Plan Administrator at (800) 648-8166.

Issuance of Certificates

A certificate for your shares will be sent to you, free of charge, upon written request to the Plan Administrator. All registered owners must sign the request as their names appear on the account.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, the fractional share will be sold, and you will receive a check for the net proceeds of the sale (less applicable fees). The Plan Administrator will mail a certificate promptly after receipt of your request. You should not sell your shares until you have the certificate in your hands, so that you can deliver the certificate to your buyer within the legally required time.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, the signature on the instructions or Stock Power Form must be guaranteed by a financial institution participating in STAMP, as described previously.

Investment Summary and Fees

Summary
Minimum cash investments
Minimum one-time initial purchase for new investors	$1,000.00
Minimum one-time optional cash investment	$100.00
Minimum recurring automatic investments	$100.00
Maximum cash investments
Maximum annual investment	$120,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None
Fees
Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company Paid*
Check investment	Company Paid*
One-time automatic investment	Company Paid*
Recurring automatic investment	Company Paid*
Dividend purchase trading commission per share	Company Paid*
Optional cash purchase trading commission per share	Company Paid*
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	Company Paid

*	Where shares are purchased in the open market to effect initial investments, dividend reinvestments or optional cash investments, National Fuel will pay applicable trading fees. These trading fees must and will be reported to you and the IRS as your taxable income. See “U.S. Federal Income Tax Information.”

The Plan Administrator will deduct fees to be paid by the participant from either the initial investment or proceeds from a sale, as applicable.

Tracking Your Investments

If you participate in dividend reinvestment, the Plan Administrator will mail you a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, the Plan Administrator will mail you a statement or notice confirming any transactions you make.

Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

U.S. Federal Income Tax Information

The following is a summary of U.S. federal income tax considerations regarding the Plan, but does not purport to be complete analysis of all tax considerations. This summary is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative pronouncements of the IRS and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to Plan participants that will hold shares of National Fuel common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to address all aspects of taxation that may be relevant to a participant in light of the participant’s particular circumstances, and does not address participants subject to special treatment under the U.S. federal income tax laws (including, for example, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, broker-dealers, participants whose functional currency is not the U.S. dollar, and participants who hold the Company’s common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment). Additionally, this summary does not apply to foreign participants, except as specifically indicated below under “Withholding and Information Reporting.” Participants should consult their own tax advisors regarding the specific tax consequences to them under applicable federal, state, local and foreign tax laws and the impact of any changes in applicable tax laws, which may have retroactive effect.

Initial Investment and Optional Cash Payments: In general, a participant who makes an initial investment or optional cash payment under the Plan will not realize gain or loss for U.S. federal income tax purposes as a result of the purchase of shares pursuant to such initial investment or optional cash payment. However, in the case of open market purchases, participants generally will be treated as having received a distribution equal to their allocable portion of any trading fees paid by National Fuel in connection with the purchase of shares on the open market. A participant’s tax basis in such shares will equal the purchase price of the shares, plus the amount of the participant’s allocable portion of any such trading fees. The appropriate treatment of the enrollment fee paid by a participant in connection with an initial investment (as an addition to tax basis, a deductible expense, or otherwise) is unclear and may vary depending on a participant’s particular circumstances; participants should consult their own tax advisors regarding the treatment to them of such fees. A participant’s holding period for shares acquired with an initial investment or optional cash payment generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Reinvestment of Dividends: In general, reinvested dividends are treated for U.S. federal income tax purposes in the same manner as if the participant had actually received such dividends in cash on the applicable dividend payment date. With respect to reinvested dividends used to purchase shares (including any fractional share) directly from the Company, a participant generally will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares (including any fractional shares) purchased for the participant’s account under the Plan. With respect to reinvested dividends used to purchase shares (including any fractional share) on the open market, a participant generally will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the amount of the cash dividend used to purchase those shares plus the participant’s allocable portion of any trading fees paid by National Fuel in connection with the purchase. In either case, the distribution deemed received by a participant will include the amount of any tax withholding that was deducted from the reinvested dividend. A participant’s tax basis in Plan shares purchased with a reinvested dividend generally will equal the amount of the distribution the participant is treated as receiving, as described above, less the amount of any tax withholding deducted from the reinvested dividend. A participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Deposit, Withdrawal or Sale of Shares: A participant will not realize gain or loss for U.S. federal income tax purposes upon the deposit of National Fuel stock certificates to such participant’s Plan account or upon the receipt of stock certificates for whole shares withdrawn from such participant’s Plan account. A participant may, however, recognize a capital gain or loss upon the receipt of cash for any fractional share credited to such participant’s Plan account. A participant may also recognize capital gain or loss upon a sale or other taxable disposition of shares acquired under the Plan. The amount of such gain or loss generally will be the difference between the amount realized from the sale of shares (or fractional shares) and the participant’s tax basis in such shares (or fractional shares). The Plan assumes that each participant will use the first in, first out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time. Capital gain or loss will be long-term capital gain or loss if such shares (including fractional shares) have been held by the participant for more than one year. In general, net long-term capital gains recognized by individuals and other non-corporate participants are eligible for taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Taxation of Deemed Distributions: The deemed distributions described in “Initial Investment and Optional Cash Payments” and “Reinvestment of Dividends,” above, will be taxable as ordinary, dividend income to the participant to the extent of National Fuel’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividend income recognized by a corporation may be eligible for the dividends-received deduction if certain holding period and other requirements are met. Dividend income recognized by an individual or other non-corporate participant is taxable at the rates applicable to long-term capital gain if certain holding period and other requirements are met. Otherwise, dividends will be taxable at ordinary income rates. Any deemed distributions in excess of National Fuel’s current and accumulated earnings and profits will constitute a return of capital that will reduce the participant’s tax basis in the participant’s existing shares (but not below zero), and thereafter will constitute capital gain that will be taxable as long-term capital gain if the distribution is with respect to shares that have been held by the participant for more than one year.

Medicare Tax on Net Investment Income: An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as shares of National Fuel common stock, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains resulting from participation in the Plan.

Withholding and Information Reporting: If a participant fails to provide certain U.S. federal income tax certifications in the manner required by law, distributions on shares of common stock and proceeds from the sale of shares (including fractional shares) held in the participant’s Plan account may be subject to U.S. federal backup withholding. If withholding is required for any reason, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. Certain participants (including most corporations) are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a participant’s U.S. federal income tax liability and may entitle a participant to a refund, provided that the required information is furnished to the IRS on a timely basis.

In the case of dividend reinvestments by a foreign participant who is subject to U.S. federal income tax withholding on distributions, the amount of tax required to be withheld will be deducted from the amount of reinvested dividends and only the remaining amount will be invested in Plan shares. Foreign participants should consult their own tax advisors regarding the applicability of U.S. federal income tax withholding to them and all other tax consequences to them under applicable tax laws and any applicable tax treaties.

National Fuel must report annually to the IRS and to each shareholder the amount of all actual and deemed dividend distributions and the amount of tax withheld from those distributions. The Plan Administrator, as required, will report to the participant and to the IRS the sale of any Plan shares and, in the case of shares acquired under the Plan after 2011, the tax basis of the shares sold.

FATCA: Under sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), withholding may be required with respect to actual and deemed distributions on shares of common stock and gross proceeds from the sale of shares (including fractional shares) held in the participant’s Plan account for participants that hold the shares through a foreign financial institution or a foreign non-financial entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such amounts unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners) or (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners. If withholding is required under FATCA, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. The rules under FATCA are complex. Prospective participants should consult their tax advisors regarding the implications of FATCA on participation in the Plan.

Description of Common Stock

The following description of National Fuel’s common stock is a summary and is qualified by reference to the terms and provisions of National Fuel’s Restated Certificate of Incorporation, as amended (Restated Certificate of Incorporation), its By-Laws, and the Amended and Restated Rights Agreement, dated as of December 4, 2008, between National Fuel and Wells Fargo Bank, National Association, as rights agent (Rights Agreement), which are filed as exhibits to the registration statement to which this prospectus relates and incorporated herein by reference. Reference is also made to the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National Fuel and The Bank of New York Mellon, as trustee. (The 1974 Indenture includes a limitation on the payment of dividends, as described below under “Dividend Rights.” The Company’s other indenture, dated as of October 1, 1999, between National Fuel and The Bank of New York Mellon, contains no such limitation.)

No shares of preferred stock of National Fuel are currently outstanding. However, the Board of Directors of National Fuel has the ability to issue one or more series of preferred stock from time to time. The actual effect of the preferred stock upon the rights of the holders of National Fuel’s common stock will not be known until National Fuel’s Board of Directors determines the respective rights of the holders of one or more series of preferred stock. Such effects, however, might include: (a) restrictions on dividends on National Fuel’s common stock if dividends on the preferred stock are in arrears; (b) dilution of the voting power of National Fuel’s common stock; (c) restrictions on the rights of the holders of National Fuel’s common stock to share in National Fuel’s assets upon liquidation due to satisfaction of any liquidation preference granted to the preferred stock; and (d) dilution of rights of holders of National Fuel’s common stock to share in National Fuel’s assets upon liquidation if the preferred stock is participating with respect to distributions upon such liquidation.

Dividend Rights: The holders of common stock are entitled to receive dividends as declared by the Board of Directors, out of funds legally available for the purpose and subject to a limitation in the 1974 Indenture. The 1974 Indenture prohibits the payment of cash dividends on, and the purchase or redemption of, common stock if the cumulative dividends on and amounts paid for purchase or redemption of common or preferred stock since December 31, 1967 exceed or would exceed consolidated net income available for dividends for that same period plus $10 million plus any additional amount authorized or approved, upon application of National Fuel, by the SEC.

The Board of Directors’ ability to declare dividends on common stock may also be limited by the rights and preferences of certain series of preferred stock, which may be issued from time to time, and by the terms of instruments defining the rights of holders of outstanding indebtedness of National Fuel.

Voting Rights and Classification of the Board of Directors: The holders of common stock are entitled to one vote per share. The affirmative vote of the majority of the votes cast by the holders of the common stock is required for the merger or consolidation of National Fuel or for the sale of substantially all of its assets. The Board of Directors is divided into three classes, each with, as nearly as possible, an equal number of directors.

Liquidation Rights : Upon any dissolution, liquidation or winding up of National Fuel, the holders of common stock are entitled to receive pro rata all of National Fuel’s assets and funds remaining after payment of or provision for creditors and subject to the rights and preferences of each series of preferred stock.

Preemptive Rights: Holders of common stock and any series of preferred stock that may be issued have no preemptive right to purchase or subscribe for any shares of capital stock of National Fuel.

Common Stock Purchase Rights: The holders of the common stock, including the common stock sold pursuant to this prospectus, have one right for each of their shares. Each right, which will initially be evidenced by the common stock certificates representing the outstanding shares of common stock, entitles the holder to purchase one-half of one share of common stock at a purchase price of $75.00 per half share, being $150.00 per full share, subject to adjustment (Purchase Price).

The rights become exercisable upon the occurrence of a distribution date. Subject to redemption or exchange of the rights, at any time following a distribution date, each holder of a right will be entitled to receive, upon exercise of the right, common stock (or, under certain circumstances, other property of National Fuel) having a value equal to two times the amount paid to exercise the right. However, the rights are subject to redemption or exchange by National Fuel prior to their exercise as described below.

A distribution date would occur upon the earlier of:

•

ten days after the public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of National Fuel’s common stock or other voting stock having 10% or more of the aggregate voting power of National Fuel’s common stock and other voting stock, except in the circumstances described below; and

•

ten business days after the commencement or announcement by a person or group of an intention to make a tender or exchange offer that would result in that person acquiring, or obtaining the right to acquire, beneficial ownership of National Fuel’s common stock or other voting stock having 10% or more of the total voting power of National Fuel’s common stock and other voting stock.

Beneficial ownership of National Fuel’s common stock includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in National Fuel’s common stock. In addition, the phrase “then outstanding,” when used with reference to a person’s beneficial ownership of securities of National Fuel, means the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially under the Rights Agreement.

A distribution date would not occur where the acquisition described in the first bullet point above results from a reduction in the number of National Fuel’s shares outstanding due to the repurchase of shares by National Fuel, unless and until the acquiring person or group, after becoming aware of its 10% stake, acquires any additional shares of National Fuel’s then outstanding voting stock. Similarly, a distribution date would not occur if National Fuel’s Board of Directors determines that the person or group that acquired the 10% stake did so inadvertently and without any intention of changing or influencing control of National Fuel, and if that person or group, after being advised of the Board of Directors’ determination, reduces its stake below 10% within a period of time set by the Board of Directors.

In certain situations after a person or group has acquired beneficial ownership of 10% or more of the total voting power of National Fuel’s stock as described above, each holder of a right will be entitled to receive, upon exercise of the right, common stock of the acquiring company having a value equal to two times the amount paid to exercise the right. These situations would arise if National Fuel is acquired in a merger or other business combination or if 50% or more of National Fuel’s assets or earning power are sold or transferred.

At any time prior to the end of business on the tenth day following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of National Fuel (except in the circumstances described above in which a distribution date would not occur), National Fuel may redeem the rights in whole, but not in part, at a price of $.005 per right, payable in shares of common stock, other securities, cash or other assets. A decision to redeem the rights requires the vote of 75% of National Fuel’s full Board of Directors. Also, at any time following the announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the total voting power of National Fuel, 75% of National Fuel’s full Board of Directors may vote to exchange the rights, in whole or in part, at an exchange rate of one share of common stock per right, subject to certain adjustments. Notwithstanding the foregoing, the Board of Directors may not effect an exchange after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 50% or more of the common stock then outstanding.

After a distribution date, rights that are owned by an acquiring person will be null and void. Upon exercise of the rights, National Fuel may need additional regulatory approvals to satisfy the requirements of the Rights Agreement. The rights will expire on July 31, 2018, unless they are exchanged or redeemed earlier than that date.

The rights have anti-takeover effects because they will cause substantial dilution of the common stock if a person attempts to acquire National Fuel on terms not approved by the Board of Directors.

Business Combinations: National Fuel’s Restated Certificate of Incorporation provides that certain conditions must be met before the consummation of any merger or other business combination by National Fuel or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of 5% or more of National Fuel’s outstanding common stock (substantial stockholder) or with an affiliate of any substantial stockholder. The term substantial stockholder does not include National Fuel, any of its subsidiaries, or any trustee holding common stock of National Fuel for the benefit of the employees of National Fuel or any of its subsidiaries pursuant to one or more employee benefit plans or arrangements. The conditions, which are in addition to those otherwise required by law, prescribe the minimum amount per share that must be paid to holders of common stock and the form of consideration paid, and require that the holders of common stock be furnished certain information about the business combination prior to voting on it. A business combination, as defined in the Restated Certificate of Incorporation, generally means any of the following transactions:

•	a merger, consolidation or share exchange;

•

a sale, lease, exchange or other disposition of any assets in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National Fuel in accordance with provisions of the Restated Certificate of Incorporation;

•

the issuance or transfer of securities in exchange for property having a fair market value of more than $10 million, if determined to be a business combination by certain directors of National Fuel in accordance with provisions of the Restated Certificate of Incorporation;

•	the adoption of a plan of liquidation or dissolution of National Fuel; or

•

any reclassification of securities, recapitalization or reorganization that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of National Fuel that is owned by any substantial stockholder or by any affiliate of a substantial stockholder.

The approval of at least three-fourths of the entire Board of Directors or, in the event that the Board of Directors consists of directors elected by the holders of preferred stock, the approval of a majority of the entire

Board, is required to amend or repeal the classified board or business combination provisions contained in the Restated Certificate of Incorporation.

Listing: The common stock is, and will be, listed on the New York Stock Exchange.

Transfer Agent and Registrar: The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

Plan of Distribution

Persons who acquire shares of National Fuel common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. National Fuel will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will National Fuel enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of its common stock so purchased.

National Fuel reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

National Fuel common stock offered pursuant to the Plan will be purchased, at National Fuel’s option, directly from National Fuel or in the open market. National Fuel will pay any brokerage commission charges and other trading fees incurred in connection with purchases of common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of common stock held under the Plan, the participant will receive the proceeds of that sale less the applicable brokerage commission, sales transaction fee and any required tax withholdings.

National Fuel common stock may not be available under the Plan in all states. National Fuel is not making an offer to sell its common stock in any state where the offer or sale is not permitted.

Miscellaneous

Available Information: National Fuel files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information National Fuel files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including National Fuel. National Fuel also maintains an Internet site (http://www.nationalfuelgas.com). Information contained on National Fuel’s Internet site does not constitute part of this prospectus.

Information National Fuel Incorporates by Reference:

The SEC allows National Fuel to incorporate by reference the information National Fuel files with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	National Fuel can disclose important information to you by referring you to those documents; and

•	information that National Fuel files with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

National Fuel incorporates by reference the documents listed below that it filed with the SEC under the Exchange Act:

•	its Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

•	its Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2016, March 31, 2017 and June 30, 2017;

•	its Current Reports on Form 8-K filed on December 14, 2016 (Item 5.02 only) (as amended December 15, 2016), December 20, 2016 and March 15, 2017; and

•	the description of its capital stock contained in its Registration Statement on Form 8-A filed on June 14, 1996, as amended.

National Fuel also incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering.

Upon request National Fuel will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to National Fuel Investor Relations, 6363 Main Street, Williamsville, New York 14221 (Telephone: (716) 857-6987).

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. National Fuel has authorized no one to provide you with different information. National Fuel is not making an offer to sell its stock or soliciting offers to buy its stock in any state or country where the offer or solicitation is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

Stock Splits, Stock Dividends and Other Distributions: Any stock dividends or stock splits distributed by National Fuel on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

In the event that National Fuel makes available to its stockholders any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by National Fuel resulting from the exercise of the rights will be issued directly to the participant.

Voting of Proxies: You have the right to vote all National Fuel shares held in your Plan account. You will be sent proxy material and are encouraged to read the information carefully. You may vote by scanning a Quick Response Code on the proxy card, by Internet, by telephone or by mailing a signed, dated proxy card. Your shares will be voted in accordance with your most recent instructions. If you do not return your signed proxy card or otherwise cast your vote in accordance with the instructions in the proxy package, none of your shares will be voted.

Responsibility of National Fuel Gas Company and the Plan Administrator: Neither National Fuel Gas Company nor the Plan Administrator (or any agent for either) is liable for any good faith act or omission to act, including but not limited to any claim of liability:

•	arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death; or

•	with respect to the prices or times at which shares are purchased or sold; or

•	as to the value of the shares acquired for participants.

Selling participants should be aware that the share price of National Fuel Gas Company common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you. Neither National Fuel Gas Company nor the Plan Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.

Wells Fargo Shareowner Services, as the Plan Administrator, is authorized to choose a broker, including an affiliated broker, at its sole discretion to facilitate purchases and sales of common stock by Plan participants. The Plan Administrator will furnish the name of the registered broker, including any affiliated broker, utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

Legal Matters: Scarinci & Hollenbeck, LLC has given its opinion regarding the legality of the common stock covered by this prospectus and the valid issuance of the common stock purchase rights appurtenant to the common stock covered by this prospectus.

Plan Modification or Termination: National Fuel reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. National Fuel and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility; Termination: National Fuel reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. The Plan Administrator will issue a certificate to you for your shares upon written request.

Foreign Participation: If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. National Fuel reserves the right to terminate participation of any shareholder and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations.

Experts: The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated in this prospectus by reference to National Fuel’s Annual Report on Form 10-K for the year ended September 30, 2016, relating to the oil and gas reserves of Seneca Resources Corporation, has been so incorporated in reliance on the audit report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, given on the authority of said firm as experts in petroleum engineering.

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Printing Expenses	$8,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	12,000
Miscellaneous Expenses	5,000

Total Expenses	$35,000

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Article Ninth of National Fuel’s Restated Certificate of Incorporation, as amended, provides as follows:

“No director or officer of this corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of any duty owed to the corporation or any of its shareholders, except to the extent that such exemption from liability is not permitted under the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, or under any revision thereof or successor statute thereto.”

Article II, Section 8 of the By-Laws of National Fuel provides as follows:

“A. The Corporation shall indemnify any person who is or was a Director or officer of the Corporation, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey as now or hereafter in effect, including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by such person in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (“Proceeding”) in which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a Director or officer of the Corporation, or of serving or having served at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit.

B. The right to indemnification conferred by this Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any Proceeding in advance of its final disposition, and the Corporation shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by any such current or former Director or officer of the Corporation, subject to the receipt by the Corporation of an undertaking of such person as required by law.

C. Nothing in this Section 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys’ fees) on their behalf and to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation in connection with any Proceeding.

D. The indemnification provided by this Section 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or otherwise. The indemnification provided by this Section 8 shall continue as to a person who has ceased to be a Director or officer, and shall extend to the estate or personal or legal representative of any deceased Director or officer.

E. Any repeal or modification of this Section 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.”

Section 14A:3-5 of the New Jersey Statutes Annotated provides:

“INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.

(1) As used in this section,

(a) “Corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

(b) “Other enterprise” means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

(c) “Expenses” means reasonable costs, disbursements and counsel fees;

(d) “Liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

(e) “Proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

(f) References to “other enterprises” include employee benefit plans; references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the indemnifying corporation” include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

(a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

(b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

(a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

(b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

(c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

(6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

(7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

(i)	may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

(ii)	may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

(b) Application for such indemnification may be made

(i)	in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

(ii)	to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

(12) This section does not limit a corporation’s power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent’s appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

(13) A right to indemnification or to advancement of expenses in favor of an officer or director pursuant to a corporation’s certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to the certificate of incorporation or bylaws after the occurrence of an act or omission that is the subject of a civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the certificate of incorporation or bylaws in effect at the time of the act or omission explicitly authorizes that elimination or impairment after the action or omission has occurred.”

The Company has entered into an Indemnification Agreement with each of its directors (each, a “Director”). The Indemnification Agreement provides that the Company will indemnify Director against any and all expenses, judgments, costs, fines and amounts paid in settlement (collectively, “Losses”), to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to, or by reason of Director’s status as a director, officer, employee, agent or fiduciary of the Company or any other entity the Director serves at the request of the Company. In addition, the Company will advance, to the extent not prohibited by law, the expenses incurred by Director in connection with any proceeding.

No indemnification may be made to Director with respect to any proceeding if a final judgment adverse to Director establishes that Director engaged in disqualifying conduct. “Disqualifying conduct” means that Director’s actions or omissions (i) were in breach of Director’s duty of loyalty to the Company and its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt by Director of an improper personal benefit.

Notwithstanding any other provision in the Indemnification Agreement, the Company will not be obligated to make any indemnity or advance in connection with any claim made against Director:

(a) for which payment has actually been made to Director under any insurance policy, other indemnity provision, contract or agreement;

(b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Director of securities of the Company that did, in fact, violate Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) any reimbursement of the Company by Director of any bonus or other incentive-based or equity-based compensation or of any profits realized by Director from the sale of securities of the Company, as required in each case under the Exchange Act;

(c) except as otherwise provided in the Indemnification Agreement, in connection with any proceeding initiated by Director alone or in concert with others, including any proceeding initiated by Director against the Company or its directors, officers, employees or other Directors, unless (i) the Board of Directors authorized the proceeding prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) in the event that the Company is advised, in a written opinion of its regular outside legal counsel, that the Company’s performance of any provision of the Indemnification Agreement would violate Section 13(k) of the Exchange Act.

To the fullest extent permitted by applicable law, if the indemnification provided for in the Indemnification Agreement is unavailable to Director for any reason, then the Company will contribute to Losses incurred by Director in such proportion as reflects (a) the relative benefits received by the Company, on the one hand, and Director, on the other hand, as a result of the events or transactions giving rise to the proceeding, or (b) if the allocation described in clause (a) above is not permitted by applicable law, the relative fault of the Company, on the one hand, and Director, on the other hand, in connection with such events or transactions.

The Indemnification Agreement provides that, to the extent a change in New Jersey law permits greater indemnification or advancement of expenses than would be afforded under the Company’s Certificate of Incorporation, By-laws and the Indemnification Agreement, it is the intent of the parties that Director will enjoy the greater benefits afforded by the change.

The Company also maintains directors’ and officers’ liability insurance coverage with respect to acts or omissions by such directors and officers in their capacity as such.

Item 16.	Exhibits.

Exhibit Number		Description of Exhibits

3(i)	-	Articles of Incorporation:

*	-	Restated Certificate of Incorporation dated September 21, 1998; Certificate of Amendment of Restated Certificate of Incorporation dated March 14, 2005 (Exhibit 3.1, Form 10-K for the fiscal year ended September 30, 2012 in File No. 1-3880).

3(ii)	-	By-Laws:

*	-	By-Laws as amended March 10, 2016 (Exhibit 3.1, Form 8-K dated March 16, 2016 in File No. 1-3880).

4	-	Instruments Defining the Rights of Security Holders, including Indentures:

*	-	Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York Mellon (formerly Irving Trust Company) (Exhibit 2(b), File No. 2-51796).

*	-	Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York Mellon (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401).

*	-	Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York Mellon (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880).

*	-	Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York Mellon (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

*	-	Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between National Fuel Gas Company and The Bank of New York Mellon (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401).

*	-	Fourteenth Supplemental Indenture dated as of July 1, 1993 to Indenture dated as of October 15, 1974 between National Fuel Gas Company and The Bank of New York Mellon (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

*	-	Indenture dated as of October 1, 1999, between National Fuel Gas Company and The Bank of New York Mellon (formerly The Bank of New York) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880).

*	-	Officers Certificate establishing 6.50% Notes due 2018, dated April 11, 2008 (Exhibit 4.1, Form 10-Q for the quarterly period ended June 30, 2008 in File No. 1-3880).

*	-	Officer’s Certificate establishing 8.75% Notes due 2019, dated April 6, 2009 (Exhibit 4.4, Form 8-K dated April 6, 2009 in File No. 1-3880).

*	-	Officer’s Certificate establishing 4.90% Notes due 2021, dated December 1, 2011 (Exhibit 4.4, Form 8-K dated December 1, 2011 in File No. 1-3880).

*	-	Officers Certificate establishing 3.75% Notes due 2023, dated February 15, 2013 (Exhibit 4.1.1, Form 8-K dated February 15, 2013 in File No. 1-3880).

*		Officers Certificate establishing 5.20% Notes due 2025, dated June 25, 2015 (Exhibit 4.1.1, Form 8-K dated June 25, 2015 in File No. 1-3880).

*	-	Amended and Restated Rights Agreement, dated as of December 4, 2008 between National Fuel Gas Company and The Bank of New York Mellon (formerly The Bank of New York), as rights agent (Exhibit 4.1, Form 8-K dated December 4, 2008 in File No. 1-3880).

*	-	Letter of Appointment of Wells Fargo Bank, National Association, as Successor Rights Agent, dated July 18, 2012 (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 2012 in File No. 1-3880).

5.1	-	Opinion of Scarinci & Hollenbeck, LLC, Counsel for National Fuel Gas Company.

23.1	-	Consent of PricewaterhouseCoopers LLP.

23.2	-	Consent of Scarinci & Hollenbeck, LLC (contained in Exhibit 5.1).

23.3	-	Consent of Netherland, Sewell & Associates, Inc.

24	-	The Power of Attorney is contained on the signature page of this registration statement.

*	Incorporated herein by reference as indicated.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the SEC, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with the authority to sign and file any such amendments in its name and behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on the 11th day of August, 2017.

NATIONAL FUEL GAS COMPANY

By:	/s/ R. J. Tanski
R. J. Tanski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D. F. Smith D. F. Smith	Chairman of the Board and Director	August 11, 2017

/s/ R. J. Tanski R. J. Tanski	President, Chief Executive Officer and Director	August 11, 2017

/s/ D. P. Bauer D. P. Bauer	Treasurer and Principal Financial Officer	August 11, 2017

/s/ K. M. Camiolo K. M. Camiolo	Controller and Principal Accounting Officer	August 11, 2017

/s/ P. C. Ackerman P. C. Ackerman	Director	August 11, 2017

/s/ D. C. Carroll D. C. Carroll	Director	August 11, 2017

/s/ S. E. Ewing S. E. Ewing	Director	August 11, 2017

/s/ J. N. Jaggers J. N. Jaggers	Director	August 11, 2017

/s/ C. G. Matthews C. G. Matthews	Director	August 11, 2017

/s/ R. Ranich R. Ranich	Director	August 11, 2017

/s/ J. W. Shaw J. W. Shaw	Director	August 11, 2017

/s/ T. E. Skains T. E. Skains	Director	August 11, 2017

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5.1	Opinion of Scarinci & Hollenbeck, LLC, Counsel for National Fuel Gas Company.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	The Consent of Scarinci & Hollenbeck, LLC is contained in its opinion filed as Exhibit 5.1 to this registration statement.

23.3	Consent of Netherland, Sewell & Associates, Inc.

24	The Power of Attorney is contained on the signature page of this registration statement.